Exhibit 10.22

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS

DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED

WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE

CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION.

JOINT DEVELOPMENT AGREEMENT

This Joint Development Agreement (“Agreement”) is entered into as of May 2, 2011 (the “Effective Date”), by and between Bunge Global Innovation, LLC, a Delaware limited liability company with a principal place of business at 50 Main Street, White Plains, NY 10606 (“Bunge”) and Solazyme, Inc., a Delaware company with a principal place of business at 225 Gateway Boulevard, South San Francisco, CA 94080 (“Solazyme”).

W I T N E S S E T H:

WHEREAS, Bunge and its affiliates are a global processor of soybeans, rapeseed, canola, sunflower seeds, corn, wheat, sugar cane and other agricultural commodities used to make products and ingredients with numerous applications;

WHEREAS, Solazyme is a renewable oil and bioproducts company with expertise and intellectual property in the area of the use of algae and yeast as biocatalysts for converting carbon sources into lipids in non-photosynthetic processes;

WHEREAS, certain affiliates of Bunge have access to feedstock, such as sugar cane, that could be useful in conjunction with Solazyme’s microbial biotechnology to develop and commercialize products in the Brazilian oleochemical and fuels markets;

WHEREAS, Solazyme and Bunge are interested in jointly developing and potentially commercializing microbe-derived products in the Brazilian oleochemical and fuels markets; and

WHEREAS, Solazyme and Bunge desire to enter into a definitive agreement to conduct research and development on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified herein or in Exhibit A.

1.2 Interpretation. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references to “Party” and “Parties” shall be deemed references to Bunge and Solazyme. Except as specifically otherwise provided in this Agreement, a reference to an Article, Section or Exhibit is a reference to an Article, Section or Exhibit of this Agreement, and the terms “hereof,” “herein,” and other like terms refer to this Agreement as a whole, including the Exhibits. The term “or” is

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used in its inclusive sense (“and/or”). The terms “Dollars” and “$” shall mean United States Dollars.

1.3 Headings. The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

ARTICLE 2

RESEARCH AND DEVELOPMENT COMMITTEE

2.1 Establishment of Research and Development Committee. Solazyme and Bunge shall establish a research and development committee (the “Research and Development Committee”) to oversee the conduct of the Research and Development Program, monitor research and development progress under this Agreement, and facilitate the exchange of information relating to the Research and Development Program between the Parties.

2.2 Membership of Research and Development Committee. The Research and Development Committee shall be comprised of two (2) representatives from each Party, or such other equal number of representatives as the Parties may from time to time agree in writing, with each Party’s representatives selected by the Party. Each Party shall have one vote on the Research and Development Committee. Either Party may replace its respective Research and Development Committee members at any time, upon written notice to the other Party.

2.3 Meetings. During the Research Program Term, the Research and Development Committee shall meet quarterly, or as mutually agreed by the Parties, at locations agreed by the Parties. Upon advance written consent of other Party, other representatives of a Party may attend Research and Development Committee meetings as nonvoting observers. Research and Development Committee members and a Party’s non-voting observers may participate in any such meeting in person, by telephone, or by video conference. The Parties shall agree upon which Party will prepare the minutes of a particular meeting at such meeting. The assigned Party shall prepare minutes for such meeting in advance of the next Research and Development Committee meeting and the Research and Development Committee shall review, revise if necessary, and approve such minutes at such next Research and Development Committee meeting.

2.4 Decision Making. Decisions of the Research and Development Committee shall be made by approval of the members of each Party’s Research and Development Committee representatives present at a meeting; provided, however, that at least one (1) member of each Party must be present at such meeting. In the event the Research and Development Committee is unable to resolve an issue, it may be referred by either Party to the senior most executive for the relevant business unit of each of the Parties, who shall meet to discuss and attempt to resolve the matter within thirty (30) days of the referral.

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ARTICLE 3

RESEARCH AND DEVELOPMENT

3.1 Research and Development Program. Subject to the terms and conditions of this Agreement, Solazyme and Bunge shall conduct the Research and Development Program in accordance with the agreed upon written plan attached as Exhibit B, which describes the research and development activities to be conducted by each Party in the Research and Development Program (the “Research and Development Plan”). The Research and Development Plan may be amended only by mutual agreement of the Parties.

(a) Responsibility – Solazyme. During the term of the Research and Development Program, Solazyme shall use commercially reasonable efforts to conduct its activities as set forth in the Research and Development Plan. Notwithstanding any other provision of this Agreement, Solazyme shall not, without its written consent, be required to perform research or development activities other than those set forth in the Research and Development Plan.

(b) Responsibility – Bunge. During the term of the Research and Development Program, Bunge shall use commercially reasonable efforts to conduct its activities as set forth in the Research and Development Plan. Notwithstanding any other provision of this Agreement, Bunge shall not, without its written consent, be required to perform research or development activities other than those set forth in the Research and Development Plan.

3.2 Laboratory Facility. In order to help determine the potential commercial viability of the Solazyme Background Technology, Bunge Background Technology, and all Program Technology (collectively, the “Enabling Technology”), Bunge will build, equip and operate, at its own expense, a laboratory facility (the “Laboratory Facility”) designed to explore the feasibility of the production of lipid rich biomass from Brazilian sugar cane feedstock, as further described in the Research and Development Plan. The Laboratory Facility shall consist, at a minimum, of laboratory-scale fermentation and mill feed treatment and preparation capable of helping to evaluate performance as measured against the Technical Milestones. The Laboratory Facility shall be sited at one of Bunge’s Affiliate’s sugar cane mills in Brazil. Bunge expects that initial operation at the Laboratory Facility would occur within seven (7) months after the Effective Date (which is expressly acknowledged by the Parties as a target date, not an enforceable deadline).

3.3 Feedstock Supply. Notwithstanding Section 3.2, Bunge will use commercially reasonable efforts to commence delivery of representative mill feedstocks to Solazyme’s laboratory facilities in South San Francisco, California not later than June 1, 2011. Such deliveries of representative mill feedstock shall continue to be made until the Technical Milestones have been achieved, on a frequency and in such amounts as shall be mutually agreed between the Parties.

3.4 Demonstration Facility. In addition, at Bunge’s election, Bunge may build, equip and operate a pilot size (greater than 500 litre fermentation vessels) facility (the

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“Demonstration Facility”) designed to support the ongoing project development for a commercial facility.

3.5 Priority. Development and demonstration of the Enabling Technology consistent with the activities outlined in the Research and Development Plan shall receive first priority in the use of the Laboratory Facility and, if built, the Demonstration Facility (collectively, the “Facilities”).

3.6 Research Program Term. The initial phase of the Research and Development Program shall commence on the Effective Date and, unless earlier terminated as set forth in Article 11, continue through the second (2nd) anniversary of the Effective Date (the “Initial Term”). It is anticipated that in the event the Research and Development Program is successful during the Initial Term, further research or development activities may be required at the end of the Initial Term in order to advance the Enabling Technology to allow for the commercialization of microbe-derived triglyceride oils in the Brazilian oleochemical and fuels markets. No later than the end of the Initial Term, the Parties will mutually determine whether to extend the Research and Development Program for an additional period, and if they agree to extend the Research and Development Program, will agree in writing upon a research or development plan for such additional period, the duration of such period and budget, timelines, resources, payments and other terms and conditions for such period (the “Phase 2 Agreement”). The Initial Term and any extension(s) thereof, including the term for the Phase 2 Agreement (if any), are collectively referred to as the “Research Program Term.” Notwithstanding anything to the contrary in this Agreement, neither Party is obligated to agree to extend the Research and Development Program or to execute a Phase 2 Agreement.

3.7 Additional Solazyme Responsibilities.

(a) Technology Transfer. Solazyme shall collaborate with Bunge in the design and operation of the Facilities, including transfer and implementation of all Solazyme Background Technology and Microbe Technology in the possession of Solazyme reasonably required to design, build, equip and operate the Facilities, as Bunge reasonably deems necessary or desirable to demonstrate the Technical Milestones using the Enabling Technology. Such collaboration shall include on-site Solazyme technical staff to facilitate technology transfer of the Solazyme Microbe Technology to the Facilities as reasonably agreed between the Parties.

(b) Process Development and Engineering. Solazyme shall collaborate with Bunge in the design of the Laboratory Facility and, if to be built, the design and engineering of the Demonstration Facility, and the process development required in the Research and Development Plan.

3.8 Additional Bunge Responsibilities.

(a) Oil Processing Expertise. Bunge shall, at its expense, provide commercial oil processing expertise, engineering, project development and scale-up expertise in connection with the Research and Development Plan as mutually agreed by the Parties.

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(b) Feedstock. Bunge shall, at its expense, provide representative feedstock from a Bunge-owned Brazilian sugar mill for the Facilities and the Research and Development Plan.

3.9 Additional Joint Responsibilities. Both Parties shall provide regulatory support and advice in regard to the importation into the Territory of genetically modified Microbes for the purpose of (i) demonstration of the Facilities and (ii) commercial-scale production of triglyceride oils.

3.10 Payments. Solazyme shall not be entitled to any additional payments for the performance of the activities contemplated in this Article 3 over and above the research and development payments provided in Section 6.1.

3.11 Visits to the Facilities. Solazyme may visit the Facilities, with or without representatives of Third Parties, upon reasonable advance notice and with the consent of Bunge and its Affiliate controlling the site on which the Facility resides, such consents not to be unreasonably withheld, conditioned or delayed. All such visitors shall be subject to the visitors’ policy and procedures administered by the site in which the Facility resides. Bunge and its Affiliates may grant access to the Facility to visitors; provided, however, that Bunge shall not disclose to any such permitted visitors any Confidential Information of Solazyme, but any such disclosure that occurs merely as a result of passive observations by the permitted visitors shall not be deemed a breach of this Section 3.11 or Article 9. Notwithstanding the foregoing, during such time as Bunge has an obligation under Section 3.12, Bunge and its Affiliates will not, without the consent of Solazyme, grant access to the Facilities to any person that Bunge or its Affiliate that operates the Facilities knows is a representative of one of Solazyme’s Direct Competitors.

3.12 Exclusivity. Except with the prior consent of Solazyme, Bunge and its Affiliates will not test, evaluate or conduct piloting or demonstration activities at the Facilities involving the production (or attempted production) of triglyceride oils and other derivatives from the lipid pathway from Microbes other than using Enabling Technology, until Bunge delivers to Solazyme written confirmation that either it (i) commits to build a commercial facility in Brazil to produce triglyceride oils using the Enabling Technology or (ii) formally declines to build a commercial facility in Brazil to produce triglyceride oils using the Enabling Technology.

3.13 Research Records. Solazyme and Bunge shall maintain complete and accurate records of their respective activities under the Research and Development Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research and Development Program (and in a form and in detail information sufficient to establish dates of conception or reduction to practice of any Program Technology).

3.14 Reports. Each Party shall present to the other Party, at each meeting of the Research and Development Committee, a written report describing (a) the Research and Development Plan activities that it has performed, or caused to be performed, since the preceding meeting (or, in the case of the first meeting of the Research and Development Committee, prior

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to such meeting) and on a calendar year-to-date basis, evaluating the work performed in relation to the goals and timeline of the Research and Development Plan, (b) its research and development activities in process and the future activities it expects to initiate during the then-current calendar year, as compared to the Research and Development Plan. In addition, each Party shall report promptly to the Research and Development Committee through its respective Research and Development Committee representatives any material developments with respect to activities that it is responsible for performing under the Research and Development Plan.

3.15 Confidential Information. All data generated in the Research and Development Program, and related reports shall be deemed to be Confidential Information of the Party that generates such data and reports, and subject to the terms of Article 9.

3.16 Employees; Contractors. Each Party agrees that it will not permit an employee or contractor to conduct work on or related to the Research and Development Program unless such employee or contractor has executed a written agreement in favor of such Party containing (i) confidentiality provisions no less stringent than those contained in this Agreement and (ii) provisions assigning to such Party any invention made by such employee or contractor related to the Research and Development Program.

3.17 Further Development and/or Commercialization Activities. In the event the Research and Development Program is successful, and the Parties wish to proceed with a commercial arrangement for the production and sale of products in the Brazilian oleochemical and fuels markets, it is currently contemplated that the terms of such commercialization arrangement would include the formation of a joint venture in Brazil to initially produce up to ~100,000 tonnes of triglyceride oils using sugar cane feedstock and mill supplied by an Affiliate of Bunge.

ARTICLE 4

MATERIAL TRANSFER

4.1 Materials; Limited Use.

(a) Transfer of Materials. In the course of the Research and Development Program, a Party (the “Transferring Party”) may transfer to the other Party (the “Recipient”), chemical or biological material (e.g., microbes, products of microbe conversion, biomass, etc.). The provisions of this Agreement, including Articles 5, 7 and 9, shall apply to such materials, as well as to any improvements or modifications thereof (original materials, progeny and modified materials are collectively referred to as “Transferred Materials”).

(b) Limited Rights. The Recipient agrees not to (a) use the Transferred Materials received from the Transferring Party for any purpose other than to conduct the Research and Development Program, or attempt to (b) determine the sequence of, modify, or otherwise reverse-engineer or reproduce any of the Transferred Materials.

(c) Results. The Recipient will promptly disclose to the Transferring Party any data generated, summaries, and conclusions generated in connection with any use, testing

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and evaluation of the Transferred Materials (“Results”) as required by the Research and Development Plan. The Results, and related reports, shall be deemed to be Confidential Information of both Parties for which each Party is a Receiving Party thereunder subject to the terms of Article 9.

(d) Transfer. The Recipient may distribute portions of the Transferred Materials to any Affiliate, but may not distribute any of the Transferred Materials to any Third Party without the written consent of the Transferring Party; provided, however, that a Recipient shall require any Affiliate or Third Party to which it distributes any portion of the Transferred Materials to undertake written obligations at least as stringent as those set forth in this Section 4.1.

(e) Nature of Transferred Materials. The Recipient acknowledges that the Transferred Materials are experimental in nature and may have unknown characteristics and therefore agree to use prudence and reasonable care in the use, handling, storage, transportation and disposition and containment of the Transferred Materials. The Transferring Party shall inform the Recipient of any handling hazards of which the Transferring Party is aware regarding the Transferred Materials. Further, at the time of delivery, the Transferring Party will provide to other Party an MSDS for the Transferred Materials, if applicable.

ARTICLE 5

LICENSES

5.1 Research and Development Licenses. Subject to the terms and conditions of this Agreement, each Party hereby grants a non-exclusive, worldwide, royalty-free license under the Background Technology and Program Technology of such Party to the other Party and its Affiliates, solely as reasonably necessary for such other Party and its Affiliates to conduct the activities contemplated under the Research and Development Plan.

5.2 Commercial Licenses. Subject to the terms and conditions of this Agreement,

(a) Bunge hereby grants to Solazyme a non-exclusive, worldwide, sublicensable (through multiple tiers), royalty-free license to Bunge’s interest in the Program Technology (other than the Oil Processing Program Technology), for any use.

(b) Solazyme hereby grants to Bunge a non-exclusive, worldwide, sublicensable (through multiple tiers), royalty-free license to Solazyme’s interest in the Program Technology (other than the Microbe Program Technology), for any use.

(c) Solazyme hereby grants to Bunge a non-exclusive, worldwide, sublicensable (through multiple tiers), royalty-free license to the Microbe Program Technology to the extent that such Technology:

(i) is useful in the separation, recovery, purification and/or extracting of oils from seeds and the processing of such oils; or

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(ii) relates to the fermentation of a Microbe in connection with the production of ethanol; provided, however, that such license does not include any Microbes provided by Solazyme or Microbes derived therefrom.

(d) Bunge hereby grants to Solazyme a non-exclusive, worldwide, sublicensable (through multiple tiers), royalty-free license to the Oil Processing Program Technology to the extent that such Technology is useful to make, have made, use, offer for sale, sell and import triglyceride oils produced from Microbe-Based Catalysis (i) within Brazil, for use in combination with Microbe-Based Catalysis proprietary to Solazyme but outside the oleochemical market and (ii) outside of Brazil, for use in combination with Microbe-Based Catalysis proprietary to Solazyme in all markets.

5.3 No Other Licenses. Neither Party grants any licenses in or to any intellectual property owned by or licensed to such Party or its Affiliates, whether by implication, estoppel, or otherwise, other than the licenses that are expressly granted in this Article 5, including that neither Party is granting a license to Microbe Technology or Oil Processing Technology hereunder except as set forth in Section 5.1 and 5.2.

ARTICLE 6

PAYMENTS; PAYMENT REPORTS; AUDITS

6.1 Payments for Research and Development. Subject to the terms and conditions of this Agreement, unless this Agreement is terminated early pursuant to Article 11, Bunge shall pay Solazyme a total of [*] Dollars ($[*]) payable in eight (8) equal payments of [*] Dollars ($[*]). Solazyme may issue an invoice for the first of such payments immediately upon or after the Effective Date, and Bunge will pay the amount due within thirty (30) days of receipt of invoice. Solazyme may issue an invoice for each subsequent payment quarterly, starting in the second calendar quarter of 2011, on or after forty-five (45) days before the end of the calendar quarter in which it is issued, and Bunge will pay the amount due within forty-five (45) days of receipt of invoice, except as provided in Section 11.6.

6.2 Payment Method; Late Payments. All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by Solazyme. All payments hereunder shall be made in U.S. dollars and shall be non-creditable and non-refundable, except as provided in Section 11.6. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest at the lesser of (i) the prime rate (as reported by the Bank of America, San Francisco, California, on the date such payment is due) plus an additional two percent (2%) or (ii) the maximum rate permitted by law, in each case calculated on the number of days such payment is delinquent. Nothing in this Section 6.2 shall prejudice any other rights or remedies available to Solazyme or Bunge hereunder or at law or equity.

6.3 Taxes.

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(a) Bunge will make all payments to Solazyme under this Agreement without deduction or withholding for Taxes except to the extent that any such deduction or withholding is required by Applicable Law to be made on account of Taxes (as that term is defined in Section 6.3 (d)).

(b) Any Tax required to be withheld under Applicable Law on amounts payable under this Agreement will promptly be paid by Bunge on behalf of Solazyme to the appropriate governmental authority, and Bunge will furnish Solazyme with proof of payment of such tax. Any such Tax required to be withheld will be an expense of and borne by Solazyme.

(c) Bunge and Solazyme will cooperate with respect to all documentation required by any taxing authority or reasonably requested by Bunge to secure a reduction in the rate of applicable withholding Taxes. If Bunge had a duty to withhold Taxes in connection with any payment it made to Solazyme under this Agreement but Bunge failed to withhold, and such Taxes were assessed against and paid by Bunge, then Solazyme will reimburse Bunge for such Taxes (including interest, but excluding penalties), upon delivery by Bunge of the documents evidencing Bunge’s payment of the Taxes and the basis for such payment. If Bunge makes a claim under this Section 6.3(c) it will comply with the obligations imposed by Section 6.3(b) as if Bunge had withheld Taxes from a payment to Solazyme.

(d) Solely for purposes of this Section 6.3, “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto) that are imposed by the applicable federal government or other taxing authority.

ARTICLE 7

INVENTIONS AND PATENTS

7.1 Ownership.

(a) General.

(i) As between the Parties, each Party retains ownership of its own Background Technology.

(ii) As between the Parties, Solazyme will own all right, title and interest on a worldwide basis in and to the Microbe Program Technology regardless of inventorship. As between the Parties, Bunge will own all right, title and interest on a worldwide basis in and to the Oil Processing Program Technology regardless of inventorship.

(iii) As between the Parties, Solazyme will own all right, title and interest on a worldwide basis in and to the Program Technology (other than Oil Processing Program Technology) that is conceived or authored/created solely by or on behalf of Solazyme, including any such Juice Preparation Program Technology. As between the Parties, Bunge will own all right, title and interest on a worldwide basis in

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and to the Program Technology (other than Microbe Program Technology) that is conceived or authored/created solely by or on behalf of Bunge, including any such Juice Preparation Program Technology. The Parties will jointly own all Program Technology (other than Microbe Program Technology and Oil Processing Program Technology) that is conceived or authored/created jointly by the Parties, including any such Juice Preparation Program Technology.

(iv) Inventorship of inventions and discoveries within the Program Technology, whether or not patentable, shall be determined in accordance with U.S. patent law. Authorship of works within the Program Technology shall be determined in accordance with U.S. copyright law.

(b) Assignments. Solazyme hereby assigns to Bunge, without further consideration, all right, title and interest that Solazyme may have from time to time (subject to the license grants in Sections 5.1 and 5.2) in any and all Oil Processing Program Technology and shall, at Bunge’s reasonable expense, execute all documents and take all actions reasonably requested by Bunge from time to time to perfect Bunge’s title to and ownership thereof. Bunge hereby assigns to Solazyme, without further consideration, all right, title and interest that Bunge may have from time to time (subject to the license grants in Sections 5.1 and 5.2) in any and all Microbe Program Technology and shall, at Solazyme’s reasonable expense, execute all documents and take all actions reasonably requested by Solazyme from time to time to perfect Solazyme’s title to and ownership thereof.

7.2 Patent Prosecution.

(a) Solazyme. Solazyme shall have the right, at its sole discretion and cost, to prepare, file, prosecute and maintain, at its expense, all patent applications and patents with respect to Microbe Program Technology and Program Technology owned solely by Solazyme pursuant to Section 7.1, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto.

(b) Bunge. Bunge shall have the right, at its sole discretion and cost, to prepare, file, prosecute and maintain, at its expense, all patent applications and patents with respect to Oil Processing Program Technology and Program Technology owned solely by Bunge pursuant to Section 7.1, and to conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto.

(c) Joint. The Parties shall agree upon which Party shall have the right to prepare, file, prosecute and maintain, any patent applications and patents with respect to Program Technology jointly owned by both Parties, and who will conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extension or governmental equivalents thereto, and, in each case, how the costs of such activities will be shared. The Party conducting such activities shall keep the other Party fully informed as to the status of such patent matters, including, without limitation, by providing the other Party the opportunity, at the other Party’s expense, to review and comment on any documents relating to this joint invention(s) that will be filed in any patent office at least ten (10) days before such filing, and promptly providing

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the other Party copies of any documents relating to joint invention that the Party conducting such activities receives from such patent offices, including notice of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions. If only one Party wishes to seek patent protection with respect to a joint invention in such country or countries, it may file, prosecute and maintain patent applications and patents with respect thereto, at its own expense. If at any time the Party responsible for the patent activities described in this Section 7.2© (the “Responsible Party”) does not wish to file or wishes to discontinue the prosecution or maintenance of any patent application or patent filed in any country, on a country-by-country basis, it shall promptly give notice of such intention to the other Party. The latter shall have the right, but not the obligation, to assume responsibility for the prosecution of any such patent applications in the applicable country, at its own expense, by giving notice to the Responsible Party of such intention within thirty (30) days.

(d) Cooperation. Bunge and Solazyme shall each, at its own expense, reasonably cooperate with and help the other Party in connection with its activities under Section 7.1 and 7.2, at the other Party’s request, including the execution of any assignment documents or other actions necessary to vest ownership as set forth in Section 7.1.

7.3 Enforcement.

(a) Solazyme. Solazyme shall have the sole right, but not the obligation, to take legal action to enforce or defend any declaratory action or counterclaim with respect to any Patents contained in Microbe Program Technology and Program Technology owned solely by Solazyme pursuant to Section 7.1. Solazyme shall retain all recoveries or awards relating to such infringing activity or proceedings.

(b) Bunge. Bunge shall have the sole right, but not the obligation, to take legal action to enforce or defend any declaratory action or counterclaim with respect to any Patents contained in Oil Processing Program Technology and Program Technology owned solely by Bunge pursuant to Section 7.1. Bunge shall retain all recoveries or awards relating to such infringing activity or proceedings.

(c) Joint. The Parties shall agree upon which Party shall have the first right, but not the obligation, to take legal action to enforce or defend any declaratory action or counterclaim with respect to any Patents contained in Program Technology that is jointly owned by the Parties pursuant to Section 7.1. The enforcing Party has the right to name and join the other Party as a party plaintiff in any such proceeding without expense to the other Party. The Parties shall agree upon who retains what portion of any recoveries or awards relating to such infringing activity or proceedings.

(d) Cooperation. Each Party agrees to render such reasonable help in connection with enforcement activities described in this Section 7.3 as the enforcing Party may request. Except as otherwise agreed, costs of maintaining any such action shall be paid by and any recoveries shall belong to the Party bringing the action.

7.4 Common Interest Disclosures. With regard to any information or opinions disclosed pursuant to this Agreement by one Party to the other regarding intellectual property or

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technology owned by Third Parties, Solazyme or Bunge (or their respective Affiliates), Solazyme and Bunge agree that they have a common legal interest in determining whether, and to what extent, Third Party intellectual property rights may affect the conduct of the research and development contemplated under this Agreement, and have a further common legal interest in defending against any actual or prospective Third Party claims based on allegations of misuse or infringement of intellectual property rights relating to the research and development conducted under this Agreement. All information and materials will be treated as protected by the attorney-client privilege, the work product privilege, and any other privilege or immunity from discovery that may otherwise be applicable. By sharing any such information and materials, neither Party intends to waive or limit any privilege or immunity from discovery that may apply to the shared information and materials. Neither Party shall have the authority to waive any privilege or immunity on behalf of the other Party without such other Party’s prior written consent, nor shall the waiver of privilege or immunity resulting from the conduct of one Party be deemed to apply against the other Party.

ARTICLE 8

REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Bunge hereby makes the following representations and warranties to Solazyme, and Solazyme hereby makes the following representations and warranties to Bunge:

(a) It is a company duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized. It has all requisite corporate power and authority to own its respective properties and to carry on its respective business as conducted as of the date of this Agreement and as proposed to be conducted. It is duly licensed or qualified to transact business and is in good standing in each jurisdiction wherein the character of the property owned or leased, or the nature of the activities conducted, make such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a material adverse effect on its business or properties. It has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

(b) All corporate action on the part of it, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations hereunder and thereunder, have been taken, and this Agreement, when executed and delivered by it, shall constitute valid and legally binding obligations of it, enforceable against it in accordance with their terms except to the extent that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditor’s rights generally and (ii) the remedy of specific performance or injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

(c) The execution, delivery and performance of this Agreement (with or without the giving of notice, the lapse of time or both), and the consummation of the transactions

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contemplated hereby, (i) do not require the consent of any third party; (ii) do not conflict in any material respect with, result in a material breach of, or constitute a material default under, its organizational documents or any other material contract or agreement to which it is a party or by which it may be bound or affected; and (iii) do not violate in any material respect any provision of Applicable Law or any order, injunction, judgment or decree of any government authority by which it may be bound, or require any regulatory filings or other actions to comply with the requirements of Applicable Law. It is not a party to, nor is it bound by, any agreement or commitment that prohibits the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(d) No insolvency proceedings of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting it are pending or threatened, and it has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of such insolvency proceedings.

(e) There is no action, suit, proceeding or investigation pending or threatened against it that questions the validity of this Agreement, or its ability to consummate the transactions contemplated hereby. It is not in violation of any Applicable Law in respect of the conduct of its business or the ownership of its properties which violation would have a material adverse effect on its business or the ownership of its properties related to this Agreement.

8.2 Solazyme Representation and Warranty. Solazyme hereby represents and warrants to Bunge that to the best of Solazyme’s knowledge (limited for the purposes of this Section 8.2 to the actual knowledge of any of Solazyme’s Chief Technology Officer, General Counsel, Associate Vice President – Intellectual Property or Patent Counsel) as of the Effective Date, (i) the practice of the Solazyme Background Technology as contemplated in this Agreement can be practiced without infringing any Patent of any Third Party and (ii) the disclosure to or use of any Confidential Information provided by Solazyme under this Agreement does not and will not constitute misappropriation of trade secrets or infringement of copyrights of any Third Party.

8.3 Bunge Representation and Warranty. Bunge hereby represents and warrants to Solazyme that to the best of Bunge’s knowledge (limited for the purposes of this Section 8.3 to the actual knowledge of any of Bunge’s Vice President) as of the Effective Date, (i) the practice of the Bunge Background Technology as contemplated in this Agreement can be practiced without infringing any Patent of any Third Party and (ii) the disclosure to or use of any Confidential Information provided by Bunge under this Agreement does not and will not constitute misappropriation of trade secrets or infringement of copyrights of any Third Party.

8.4 Disclaimer. Bunge and Solazyme each specifically disclaim any representation, warranty or guarantee that the Research and Development Program will be successful, in whole or in part. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, SOLAZYME AND BUNGE MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PROGRAM TECHNOLOGY, THE BACKGROUND TECHNOLOGY,

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ANY INFORMATION DISCLOSED HEREUNDER, TRANSFERRED MATERIALS, OR ANY MATERIALS, AND HEREBY EXPRESSLY DISCLAIM ANY WARRANTIES OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, OR VALIDITY OF ANY PROGRAM TECHNOLOGY OR BACKGROUND TECHNOLOGY, PATENTED OR UNPATENTED, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 9

CONFIDENTIALITY

9.1 Confidentiality Obligations. All information disclosed by one Party or its Affiliate to the other Party or its Affiliate pursuant to this Agreement, or pursuant to the Confidentiality Agreement entered into by and between Bunge Alimentos S/A and Solazyme dated December 1, 2009 (the “Confidentiality Agreement”), shall be the “Confidential Information” of the Party who disclosed it (or the Party whose Affiliate disclosed it) for all purposes hereunder. Each Party agrees that, for the Research Program Term and for ten (10) years thereafter, such Party shall, and shall ensure that its Affiliates and its and their respective officers, directors, employees and agents shall, keep completely confidential (using at least the same standard of care as it uses to protect proprietary or confidential information of its own, but in no event less than reasonable care) and not publish or otherwise disclose and not use for any purpose except as expressly permitted hereunder any Confidential Information or materials furnished to it by the other Party or its Affiliates (including, without limitation, know-how of the disclosing Party). The foregoing obligations shall not apply to any information disclosed by a Party hereunder to the extent that the receiving Party can demonstrate with competent evidence that such Confidential Information:

(a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality to the disclosing Party, at the time of disclosure;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party or its Affiliates;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement;

(d) was subsequently lawfully disclosed to the receiving Party or its Affiliates by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party or its Affiliates; or

(e) was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party or its Affiliates.

Specific information shall not become exempt from the obligations herein merely because it is embraced by general information within any of the exceptions according to Section

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9.1 (a) – (e) above. Combinations of parts of information are not exempt from the obligations herein if any of the exceptions of Section 9.1 (a) – (e) applies only to such parts but not to their combination.

A receiving Party shall notify the disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information or any other breach of this Article 9 by the receiving Party or its Affiliates, and shall cooperate with the disclosing Party and its Affiliates in every reasonable way to help the disclosing Party and its Affiliates regain possession of such Confidential Information and to prevent its further unauthorized use.

9.2 Authorized Disclosure. A Party or its Affiliates may disclose the Confidential Information belonging to the other Party or its Affiliates to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted in this Agreement with the advance written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed;

(b) regulatory filings with any governmental authority necessary for the activities contemplated under the Research and Development Program or the design, build, or operation of the Demonstration Facility in connection therewith;

(c) disclosure required by applicable securities laws and regulations (including Nasdaq rules), provided however, that the disclosure therein is limited to the extent necessary as determined by securities counsel for the Party seeking to make such disclosure and provided such Party endeavors to obtain confidential treatment of any disclosed information to the extent allowed under Applicable Law;

(d) in connection with the performance of this Agreement, to Affiliates, sublicensees, research collaborators, employees, consultants, subcontractors or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9; or

(e) in connection with litigation to which a Party is a party or otherwise as required by valid court order or legal process; provided, however, that such Party gives the other Party advance notice of such required disclosure, limits the disclosure to that actually required as determined by counsel for the Party seeking to make such disclosure, and cooperates in the other Party’s attempts to obtain a protective order or confidential treatment of the information required to be disclosed.

9.3 Confidentiality of Agreement Terms. The Parties acknowledge that the terms of this Agreement shall be treated confidentially as Confidential Information of both Parties. Notwithstanding the foregoing, (a) such terms may be disclosed by a Party in the context of a potential transaction to investment bankers, investors, and potential investors, licensees, or acquirers and their respective advisors, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article 9 and (b) a copy of this Agreement may be filed by a Party with the U.S. Securities

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and Exchange Commission if required by applicable securities laws and regulations, as determined by securities counsel for the Party seeking to make such filing. In connection with any such filing, such Party shall endeavor to obtain confidential treatment of economic and trade secret information, research and development information (such as Exhibit B), and other competitively sensitive information of each Party, to the extent allowed, as reasonably determined by securities counsel for the Party seeking to make such disclosure.

9.4 Publicity. Upon the execution of this Agreement, the Parties shall issue a press release announcing the execution of this Agreement, the text of which is set forth in Exhibit D and without the need for further approval from or notice to the other Party, each Party may thereafter (i) disclose the information contained in such press release and (ii) respond orally to questions by Third Parties posed outside of planned, external presentations regarding the subject matter of this Agreement or the press release and planned interviews regarding the subject matter of this Agreement or the press release; provided, however, that such disclosures and responses are consistent with the press release. After such initial press release, except as set forth in this Section 9.4, neither Party shall issue a press release or public announcement relating to this Agreement without the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

9.5 Acknowledgement. Bunge acknowledges that Solazyme may in the future become subject to the disclosure obligations of a company listed on an exchange (or on Nasdaq) and at such time be subject to obligations that are different from the disclosure obligations of Bunge, and that Solazyme may be obligated to publicly disclose certain information (e.g., material information relating to this Agreement) that Bunge would not be legally obligated to publicly disclose.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification. Each of Solazyme, on the one hand, and Bunge, on the other hand, hereby agrees to indemnify, defend and hold harmless the other and its Affiliates and each of their respective stockholders, officers, directors, employees and agents (each, an “Indemnified Party”) from and against any and all Damages arising out of, connected with or related to any Third Party claims to the extent arising out of (i) the breach or non-performance of such Party of its obligations under this Agreement or in connection with the Research and Development Program or (ii) any breach of any of such Party’s representations or warranties in this Agreement; except in any such case to the extent that such claims arise out of the negligence or willful misconduct of an Indemnified Party.

10.2 Limitation on Liability. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS SECTION 10.2, NEITHER SOLAZYME NOR BUNGE SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, AS THE CASE MAY BE (INCLUDING DAMAGES FOR HARM TO BUSINESS, LOST REVENUES, LOST SAVINGS OR LOST PROFITS SUFFERED BY SUCH PARTY), WHETHER IN

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CONTRACT, WARRANTY, STRICT LIABILITY, TORT OR OTHERWISE, INCLUDING NEGLIGENCE OF ANY KIND, WHETHER ACTIVE OR PASSIVE, AND REGARDLESS OF WHETHER THE POSSIBILITY THAT SUCH DAMAGES COULD RESULT WAS KNOWN. NOTWITHSTANDING THE FOREGOING, (A) THE ABOVE LIMITATIONS SHALL NOT APPLY IN THE EVENT OF DAMAGES ARISING OUT OF A BREACH OF THE NON-DISCLOSURE AND NON-USE OBLIGATIONS UNDER ARTICLE 9 OR THE INTELLECTUAL PROPERTY OBLIGATIONS UNDER ARTICLE 7, AND (B) NOTHING IN THIS SECTION 10.2 IS INTENDED TO LIMIT ANY PARTY’S OBLIGATIONS UNDER SECTION 10.1 IN RELATION TO AMOUNTS PAID TO A THIRD PARTY.

ARTICLE 11

TERM; TERMINATION

11.1 Term. The term of this Agreement shall commence on the Effective Date, and, unless terminated earlier as provided in this Article 11, shall continue in full force and effect until the end of the Research Program Term. The term of the Research Program Term is set forth in Section 3.6.

11.2 Termination upon Material Breach.

(a) If a Party is in material breach of this Agreement, the Party not in default may give to the breaching Party a written notice specifying the nature of the default, requiring it to make good or otherwise cure such breach, and stating its intention to terminate this Agreement if such breach is not cured. Subject to Article 12 and Sections 13.9 and 13.12, if such breach is not cured within ninety (90) days (or thirty (30) days with respect to breach of a payment obligation) after the receipt of such notice, the Party not in default shall be entitled, without prejudice to any of its other rights conferred under this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement by written notice to the other Party.

(b) The right of a Party to terminate this Agreement, as provided in this Article 11, shall not be affected in any way by its waiver or failure to take action with respect to any prior default or breach.

11.3 Termination for Insolvency. If voluntary or involuntary proceedings by or against a Party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such Party, or proceedings are instituted by or against such Party for corporate reorganization, dissolution, liquidation or winding-up of such Party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such Party makes an assignment for the benefit of creditors, or substantially all of the assets of such Party are seized or attached and not released within sixty (60) days thereafter, the other Party may immediately terminate this Agreement effective upon notice of such termination.

11.4 Certain Effects of Termination. Upon termination of this Agreement for any reason, (i) each Party shall promptly return to the other Party (or destroy and provide the other Party with a certificate of destruction) all Transferred Materials, (ii) Bunge and its Affiliates

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shall remove from the Facilities any equipment owned by Solazyme, (iii) each Party shall promptly return to the other Party (or destroy and provide the other Party with a certificate of destruction) all relevant records and materials in its possession or control containing or comprising the other Party’s Confidential Information and to which the Party does not retain rights hereunder; provided, however, that each Party shall be entitled to retain copies of the other Party’s Confidential Information to the extent necessary to comply with applicable regulatory obligations and shall be entitled to retain one copy of the other Party’s Confidential Information for archival purposes, and (iii) the licenses granted under Section 5.1 shall terminate but the licenses granted under Section 5.2 shall survive.

11.5 Bunge Early Termination. Bunge may terminate this Agreement at any time upon six (6) months advance written notice, provided, however, that no such termination shall be effective before 18 months after the Effective Date without the consent of Solazyme.

11.6 Accrued Rights; Stop Payment; Refund of Advance Payment. Termination of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination. Termination shall not relieve a Party from obligations that are expressly indicated to survive termination of this Agreement. Bunge shall not be required to make any research funding payments under Section 3.1 for any time after the effective date of termination of this Agreement (even if Solazyme issues (or has issued) an invoice under Section 3.1 for any or all of such time). Solazyme shall, within thirty (30) days after the termination of this Agreement refund to Bunge any amount of any research payments , (prorating on a daily basis, if applicable) paid by Bunge under this Agreement and applicable to any time after termination of this Agreement.

11.7 Survival. The provisions of Sections 3.15, 5.2, 5.3, 6.2, 6.3, and 11.4 – 11.7 and Articles 1, 4, 7, 9, 10, 12 and 13 and such other provisions that by their terms should reasonably be judged to survive termination shall survive for the period specified therein or, in the absence of such specification, indefinitely.

ARTICLE 12

DISPUTE RESOLUTION

12.1 Negotiation. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, or the rights or obligations of the Parties hereunder, the Parties shall try to settle their differences amicably between themselves. Either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice appropriate representatives of the Parties shall meet for attempted resolution by good faith negotiations. If such representatives are unable to resolve promptly such disputed matter, it shall be referred to the Chief Executive Officer of Solazyme and to the President of Bunge, for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, unless otherwise agreed by the Parties, such dispute shall proceed to mediation as provided under Section 12.2.

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12.2 Mediation.

(a) If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, then the Parties agree before resorting to resolution pursuant to any other means, to first try in good faith to settle the dispute by non-binding mediation with a neutral mediator; provided, however, that if such mediation has not occurred within sixty (60) days after a written request for mediation by either Party, then either Party may proceed to resolution pursuant to any other means.

(b) Each Party agrees not to use the period or pendency of the mediation to disadvantage the other Party procedurally or otherwise. No statements made by either side during the mediation may be used by the other or referred to during any subsequent proceedings.

(c) Each Party has the right to pursue provisional relief from any court, such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the dispute, even though mediation has not been commenced or completed.

12.3 Language of Dispute Resolution. All proceedings under this Article 12 (including pursuant to any other means of dispute resolution) shall be conducted in the English language and all documents exchanged between the Parties or submitted in the context of a proceeding under this Article 12 (including pursuant to any other means of dispute resolution) shall be in English or shall be accompanied with a certified English translation of the original document.

ARTICLE 13

MISCELLANEOUS

13.1 Notice.

(a) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed delivered (i) on the date of delivery when delivered by hand on a Business Day during normal business hours or, if delivered on a day that is not a Business Day or after normal business hours, then on the next Business Day, (ii) on the date of transmission when sent by facsimile transmission during normal business hours on a Business Day with telephone confirmation of receipt or, if transmitted on a day that is not a Business Day or after normal business hours, then on the next Business Day, (iii) on the second Business Day after the date of dispatch when sent by a reputable courier service that maintains records of receipt or (iv) ten (10) Business Days after the date of dispatch when sent by first class or airmail letter; provided, however, that, in any such case, such communication is addressed as provided in the immediately following paragraph (b).

(b) All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be addressed as follows:

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if to Bunge, to:

Bunge Global Innovation, LLC

50 Main Street

White Plains, NY

Attn:

Telephone:

Facsimile:

with a copy to:

Bunge North America, Inc.

11720 Borman Dr.

St. Louis, MO 63146

Attn: General Counsel

Telephone:

Facsimile:

or to such other addresses as Bunge may designate in a written notice to the other Party; and

if to Solazyme, to:

Solazyme, Inc.

225 Gateway Boulevard

South San Francisco, CA 94080

Attn: General Counsel

Telephone: 1-650-416-5126

Facsimile: 1-650-989-1258

or to such other address as Solazyme may designate in a written notice to the other Party.

13.2 Remedies for Breach. The rights and remedies herein expressly provided are cumulative and not exclusive of any other rights or remedies that any Party would otherwise have at law, in equity, by statute or otherwise.

13.3 Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party shall incur any debts or make any commitments for the other.

13.4 Assignment. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other Party; provided, however, that a Party may assign or otherwise transfer this Agreement (a) to any Affiliate or (b) to any successor in interest by way of merger, sale of equity, or sale of all or substantially all of its assets provided that such successor agrees in writing to be bound by the terms of this Agreement as if it were the transferring Party. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment or other transfer not in accordance with this Section 13.4 shall be

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void. Notwithstanding the foregoing, in the event that a Party assigns or otherwise transfers this Agreement to its successor in interest by way of merger, sale of equity, or sale of all or substantially all of its assets, the intellectual property rights of such successor in interest, and of any of its Affiliates as of immediately prior to such assignment or other transfer, as existing immediately prior to the closing of such transaction, shall be automatically excluded from the rights licensed to the other Party under this Agreement.

13.5 Further Assurances. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other reasonable acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.6 Force Majeure. Neither Party shall be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by acts of god, earthquake, fire, flood, war, accident, explosion, breakdowns or labor trouble; embargoes or other import or export restrictions; shortage of or inability to obtain energy, equipment, transportation or feedstock; or good faith compliance with any regulation, direction or request (whether valid or invalid) made by any governmental authority or any other reason that is beyond the control of the respective Party. The Party affected by force majeure shall provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities) and shall use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable.

13.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. All disputes hereunder shall be resolved in a venue having appropriate jurisdiction in the United States of America.

13.8 Tolling of Time Periods. In the event that a controversy or claim has been raised and is in the process of dispute resolution in accordance with Article 12, any applicable time period governing the underlying controversy or claim shall be tolled pending the outcome of the resolution process, after which the time period shall again begin to run.

13.9 Severability. When possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one that conforms as nearly as possible with the original intent of the Parties.

13.10 Third Party Beneficiaries. Except for the rights of the Indemnified Parties set forth in Article 10, all rights, benefits and remedies under this Agreement are solely intended for the benefit of Solazyme and Bunge and their permitted assigns, and no Third Party shall have any rights whatsoever to (i) enforce any obligation contained in this Agreement; (ii) seek a

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benefit or remedy for any breach of this Agreement; or (iii) take any other action relating to this Agreement under any legal theory, including but not limited to, actions in contract, tort (including but not limited to negligence, gross negligence and strict liability), or as a defense, setoff or counterclaim to any action or claim brought or made by the Parties.

13.11 Fees; Brokers. Each of Solazyme and Bunge shall bear its own legal fees and expenses in connection with this Agreement and the transactions contemplated herein. Each of Solazyme and Bunge represents and warrants to the other that it has not engaged or been involved with any broker or finder in connection with the Agreement or the transactions contemplated herein, and each of Solazyme and Bunge agrees to indemnify and hold the other harmless from and against any broker’s, finder’s or similar fees for which it is responsible.

13.12 Advice of Counsel. Solazyme and Bunge have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and shall be construed accordingly.

13.13 Entire Agreement; Amendments. This Agreement (including its Exhibits) and the Confidentiality Agreement, taken together, collectively represent the entire understanding and agreement between the Parties with respect to the subject matter of and the transactions contemplated by such agreements. The provisions of this Agreement shall be construed within the four corners of this Agreement; provided, however, that reasonable efforts shall be made to interpret and give full force and effect to the provisions of this Agreement in a manner that is not inconsistent with the interpretation given to the relevant provisions of the foregoing agreements and that gives full force and effect to all relevant provisions of the foregoing agreements in their entirety. No modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

13.14 Waiver. The failure or delay of a Party to enforce or to exercise, at any time for any period of time, any provisions hereof or any right or remedy hereunder shall not be construed as a waiver of such provision or right or remedy or of the right of such Party thereafter to enforce or exercise the same; provided, however, that such right or remedy is not time-barred or otherwise precluded by law or by a writing expressly waiving such right or remedy and signed by that Party seeking to assert such right or remedy. The written waiver by either Party of a breach of any term or provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent breach.

13.15 Translation. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall be for accommodation only and shall not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, shall be in the English language. If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement shall prevail.

13.16 Export, Import and Regulatory Laws. Notwithstanding anything to the contrary contained herein, all obligations of Solazyme and Bunge and their Affiliates are subject to prior compliance with U.S. export regulations, Brazilian import regulations, and such other

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U.S. and Brazilian Applicable Laws. Solazyme and Bunge, respectively, shall each use its reasonable efforts to obtain such approvals for its own activities. Each Party shall cooperate with the other Party and shall provide help to the other Party as reasonably necessary to obtain any required approvals.

13.17 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signature pages received by facsimile transmission or PDF shall be deemed the same as signature pages with original signatures.

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IN WITNESS WHEREOF, the Parties have executed this Joint Development Agreement as of the day and year first above written.

BUNGE GLOBAL INNOVATION, LLC

By:	/s/ Miguel Oliveira
Name: Miguel Oliveira
Title:

SOLAZYME, INC.

By:	/s/ Jonathan Wolfson
Name: Jonathan Wolfson
Title: CEO

Signature page to Joint Development Agreement

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EXHIBIT A

Defined Terms

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. As used in this definition, “Control” means the possession of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, but only during such time as such power exists.

“Applicable Law” means any applicable constitution, treaty, statute, rule, regulation, ordinance, order, directive, code, interpretation, judgment, decree, injunction, writ, determination, award, permit, license, authorization, directive, requirement or decision of or by government authorities.

“Background Technology” means any Technology (i) Controlled by a Party as of the Effective Date, or (ii) Controlled by a Party at any time after the Effective Date and developed or acquired by or on behalf of a Party independent of this Agreement. As used in this definition, “Controlled” means, with respect to any item of Technology or intellectual property rights, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under, such Technology or intellectual property as provided for herein without violating the terms of any agreement or other arrangements with any Third Party or requiring the payment of additional consideration specifically in connection with such grant unless the other Party hereto has agreed in writing to pay for the amount of such payment.

“Business Day” means any day other than a Saturday or Sunday on which federal or state-chartered banks located in New York, New York are open for the conduct of ordinary commercial banking business.

“Damages” means all assessments, losses, damages, penalties, fines, costs, payments, expenses and judgments, including interest and penalties and reasonable attorneys’ fees, disbursements and expenses.

“Direct Competitor” means any company listed on Exhibit D. For the avoidance of doubt, the companies listed on Exhibit D and their Affiliates are those companies generally regarded by Solazyme as significant competitors of Solazyme with respect to which a tour of the Facilities is reasonably likely to result in a disclosure of Confidential Information that would have a significant adverse effect on Solazyme. Solazyme may propose, from time to time, the addition to Exhibit D of other companies of comparable competitive status, and Bunge shall not unreasonably withhold its consent to such addition.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Juice Preparation Technology” means any Technology that is useful for converting Brazilian sugar cane mill feed into the appropriate carbon source to be fed to the Microbes for Microbe-Based Catalysis.

Exhibit A – Page 1

“Juice Preparation Program Technology” means any Juice Preparation Technology that is Program Technology.

“Microbe” means any single-celled microorganism with lipid-producing capability.

“Microbe-Based Catalysis” means that portion of a process in which a Microbe is used as a biocatalyst to convert a carbon source into a triglyceride oil or derivative from the lipid pathway starting with the introduction of carbon sources to the Microbe and ending with the extraction of the oil or derivative from the Microbe (but not including any process after the extraction of the oil or derivative).

“Microbe Program Technology” means any Microbe Technology that is Program Technology.

“Microbe Technology” means any Technology consisting of (i) Microbe-Based Catalysis; (ii) any biomass that results from Microbe-Based Catalysis, (iii) any Microbes used for the Microbe-Based Catalysis; (iv) any isolating, screening, selecting, cultivating, or processing of a Microbe used for Microbe-Based Catalysis, and the materials directly resulting from such screening or selecting; (v) any genetic or metabolic engineering or mutagenesis of a Microbe used for Microbe-Based Catalysis, and the materials directly resulting from such genetic or metabolic engineering or mutagenesis; (vi) any oils or other materials resulting from Microbe-Based Catalysis, (vii) any uses with respect to any materials resulting from Microbe-Based Catalysis, and (viii) any method or process for separating, recovering and/or extracting any material from any biomass that results from Microbe-Based Catalysis; in each case, with respect to the oils after extraction from the Microbe, to the extent not Oil Processing Technology.

“Oil Processing Technology” means any Technology for the processing of oil starting after the extraction of oil from a Microbe, to and through the point at which the triglyceride oil is suitable for sale, including methods and processes for purifying and processing triglyceride oils resulting from Microbe-Based Catalysis after the extraction of the triglyceride oils from the Microbe biomass, and the oils resulting from such processing.

“Oil Processing Program Technology” means any Oil Processing Technology that is Program Technology.

“Patents” means (a) all national, regional and international patents and other indicia of ownership of an invention granted by any governmental authority, including utility patents, design patents, utility models, petty patents, inventors certificates and plant patents; (b) all applications for any of the foregoing, including divisional, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; and (c) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing (described in clauses (a) and (b)).

“Person” means any human being, organization, general partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, association, governmental entity or other legal entity.

Exhibit A – Page 2

“Program Technology” means all Technology conceived or authored/created in the course of the conduct of the Research and Development Program, including Juice Preparation Technology.

“Research and Development Program” means the program of research and development activities conducted by Solazyme or Bunge and any respective Affiliates in accordance with the Research and Development Plan.

“Technical Milestones” means the key performance indicators listed in Section III of the Research and Development Plan.

“Technology” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical help, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, manufacturing procedures, test procedures, and purification and isolation techniques (in each case whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all other discoveries, developments, inventions (in each case, whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing, and all related intellectual property rights.

“Territory” means the Federative Republic of Brazil.

“Third Party” means any Person other than Solazyme and its Affiliates, Bunge and its Affiliates, and their permitted successors and assigns.

Additional Definitions. Each of the following terms shall have the meaning defined in the corresponding sections of this Agreement indicated below:

Term	Section Reference

Agreement	Preamble
Effective Date	Preamble
Bunge	Preamble
Solazyme	Preamble
Party	1.2
Dollar	1.2
Research and Development Committee	2.1
Research and Development Plan	3.1
Enabling Technology	3.2
Laboratory Facility	3.4
Demonstration Facility	3.4
Facilities	3.5
Initial Term	3.6
Phase 2 Agreement	3.6
Research Program Term	3.6
Transferring Party	4.1(a)

Exhibit A – Page 3

Term	Section Reference

Receiving Party	4.1(a)
Transferred Materials	4.1(a)
Results	4.1(c)
Tax	6.3(e)
Responsible Party	7.2(c)
Confidentiality Agreement	9.1
Confidential Information	9.1
Indemnified Party	10.1

Exhibit A – Page 4

EXHIBIT B

Research and Development Plan

[*]

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B – Page 1

[*]

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B – Page 2

[*]

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B – Page 3

[*]

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B – Page 4

[*]

* Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B – Page 5

EXHIBIT C

<This Exhibit no longer used.>

Exhibit C – Page 1

EXHIBIT D

Direct Competitors

Amyris, Inc.

Gevo, Inc.

POET

BP Biofuels

Sapphire Energy

LS9

Mascoma

Novozymes

Synthetic Genomics

DSM/Martek

Codexis, Inc.

Dupont/Danisco

Evonik Degussa

Exhibit D – Page 1

EXHIBIT E

Press Release

[to be attached]

Exhibit E – Page 1